UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 25, 2013

PARKWAY PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

Maryland	1-11533	74-2123597
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Bank of America Center, Suite 2400, 390 North Orange Avenue, Orlando FL		32801
(Address of Principal Executive Offices, including zip code)		(Zip code)

Registrant’s telephone number, including area code: (407) 650-0593

Not Applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 25, 2013, Parkway Properties, Inc. (the “Company”) entered into an employment agreement with each of David R. O’Reilly, the Company’s Executive Vice President, Chief Financial Officer and Chief Investment Officer, M. Jayson Lipsey, the Company’s Executive Vice President and Chief Operating Officer, and Henry F. Pratt III, the Company’s Executive Vice President of Asset Management and Third Party Services (each an “Employment Agreement,” and collectively, the “Employment Agreements”).

Each Employment Agreement is effective as of October 25, 2013 and has a three-year term, which is subject to automatic renewal for additional one-year periods unless either party provides the other with 90 days’ notice of such party’s intent not to renew the Employment Agreement; except that upon a “change in control” (as defined in the Employment Agreement), the Employment Agreement will automatically extend until the later of (i) the second anniversary of the change in control, and (ii) the date on which the term of the Employment Agreement would otherwise have ended. In general, either party may terminate the executive’s employment during the term of the applicable Employment Agreement by providing at least 60 days’ advance written notice.

Mr. O’Reilly will be paid a base salary of $375,000 per year, subject to annual review, and will be eligible to earn an annual target cash bonus under the Company’s discretionary annual incentive plan equal to 80% of his base salary, subject to achievement of annual performance objectives, as determined by the Company’s Chief Executive Officer and the Board of Directors (the “Board”) or the Compensation Committee of the Board (the “Committee”).

Mr. Lipsey will be paid a base salary of $325,000 per year, subject to annual review, and will be eligible to earn an annual target cash bonus under the Company’s discretionary annual incentive plan equal to 60% of his base salary, subject to achievement of annual performance objectives, as determined by the Company’s Chief Executive Officer and the Board or the Committee.

Mr. Pratt will be paid a base salary of $324,808 per year, subject to annual review, and will be eligible to earn an annual target cash bonus under the Company’s discretionary annual incentive plan equal to 60% of his base salary, subject to achievement of annual performance objectives, as determined by the Company’s Chief Executive Officer and the Board or the Committee.

Each of the executives will also be eligible to receive an annual equity grant under the Parkway Properties, Inc. and Parkway Properties LP 2013 Omnibus Equity Incentive Plan (the “Plan”) or its successor, subject to Board or Committee approval. In connection with the execution of the Employment Agreement, Mr. O’Reilly received an additional grant of 94,335 restricted stock units (“RSUs”), Mr. Lipsey received an additional grant of 47,167 RSUs, and Mr. Pratt received an additional grant of 26,360 RSUs (the “2013 Additional Grants”). Each 2013 Additional Grant will vest in equal installments on each of the first, second and third anniversaries of the grant date, subject to the executive’s continued employment on each vesting date. In addition, under each executive’s Employment Agreement, upon a change in control (as defined in the Plan), all or a portion of the Profit Interest Unit awards awarded to each executive on March 2, 2013 will vest based upon the Company’s performance through the date of the change in control and any portion of the award that does not vest will be forfeited.

In addition to the base salary, bonus amounts and equity and equity-based awards described above, each executive will be entitled to additional benefits, including participation in all employee benefit plans and programs available generally to other executives of the Company, reimbursement of reasonable business expenses, and vacation days to be provided in accordance with Company policy.

The Employment Agreements also set forth the executives’ rights to severance upon termination of employment. As a condition to each executive’s receipt of the severance payments and benefits described below, the executive will be required to execute a general release and waiver in the Company’s favor and to comply with restrictive covenants in the Company’s favor.

If the executive’s employment is terminated by the Company without “cause” or by the executive for “good reason,” in either case other than within the 90 days prior to or the two-year period following a change in control (as defined in the Employment Agreement), the executive is entitled to (i) any earned but unpaid annual bonus for the preceding fiscal year on the date the amount would otherwise have been paid; (ii) an amount equal to 12 months’ of his then-current base salary payable in 12 equal monthly installments; (iii) an additional 12 months’ time-based vesting credit on any outstanding equity or equity-based awards; (iv) continued coverage for him and his eligible dependents under the Company’s group health plans for up to 12 months following his termination of employment; and (v) payments with respect to any declared cash bonus that would otherwise have been paid within 12 months following the date of his termination of employment, to be paid following his termination. “Cause” means in general: (i) the executive’s continued failure to perform the material responsibilities and duties under the Employment Agreement; (ii) willful or reckless conduct by the executive that is done or omitted to be done not in good faith and is materially injurious to the Company; (iii) the executive’s conviction of, or pleading of guilty or nolo contendere to, a felony; (iv) the executive’s commission or omission of any act that is materially detrimental to the best interests of the Company and that constitutes common law fraud or violation of applicable law; or (v) the executive’s breach of any material provision of the Employment Agreement, including the restrictive covenants. “Good reason” means in general: (i) the Company’s failure to pay material compensation when due and payable; (ii) a material diminution in the executive’s position, duties or responsibilities, including, without limitation, the executive ceasing to report to the Company’s Chief Executive Officer; (iii) the Company’s material breach of any other material provision of the Employment Agreement; or (iv) a change in the executive’s principal place of employment to a location more than 50 miles from such principal place of employment as of the effective date of the Employment Agreement.

If the executive’s employment is terminated by the Company without cause or by the executive for good reason, in either case within the 90 days prior to or the two-year period following a change in control, or if the Company delivers notice of its intent not to renew the term of the Employment Agreement within the 90-day period prior to a change in control, the executive is entitled to (i) any earned but unpaid annual bonus for the preceding fiscal year; (ii) continued coverage for him and his eligible dependents under the Company’s group health plans for up to 12 months following his termination of employment; (iii) an amount equal to the sum of (A) 24 months’ of the executive’s then-current base salary and (B) two times his then-current target bonus, payable in a lump sum following his termination of employment if the change in control constitutes a change in the ownership or effective control or the Company or a change in the ownership of a substantial portion of the Company’s assets within the meaning of Section 409A of the Internal Code of 1986, as amended (the “Code”), or in equal installments over a 12-month period if it does not; (iv) the remainder of any declared cash bonus that would otherwise have been paid had his employment not terminated, to be paid following his termination; and (v) accelerated vesting of all of the executive’s outstanding equity or equity-based awards subject to time-based vesting upon the date of the executive’s termination.

Each Employment Agreement includes a Section 280G “better of” provision, meaning, if any of the payments or benefits provided to the executive under the applicable Employment Agreement or otherwise would constitute parachute payments within the meaning of Section 280G of the Code and be subject to the excise tax imposed under Section 4999 of the Code, the payments or benefits will be reduced by the amount required to avoid the excise tax if such a reduction would give the executive a better after-tax result than if he received the full payments and benefits.

Each Employment Agreement also includes certain restrictive covenants in the Company’s favor. The covenants include non-competition and non-solicitation covenants during the executive’s employment and for a specified period of time after employment, and confidentiality and non-disparagement obligations during and following the executive’s employment. The Company may recover incentive and other compensation paid to the executive, as and to the extent required by the Company’s “clawback” policy, as in effect from time to time, and applicable law.

The foregoing summary of the Employment Agreements is qualified in its entirety by reference to the Employment Agreements, which are attached hereto as Exhibits 10.1, 10.2 and 10.3.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

Exhibit 10.1	Employment Agreement, dated as of October 25, 2013, by and between Parkway Properties, Inc. and David O’Reilly

Exhibit 10.2	Employment Agreement, dated as of October 25, 2013, by and between Parkway Properties, Inc. and M. Jayson Lipsey

Exhibit 10.3	Employment Agreement, dated as of October 25, 2013, by and between Parkway Properties, Inc. and Henry F. Pratt III

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 31, 2013	PARKWAY PROPERTIES, INC.

	BY:	/s/ Jeremy R. Dorsett
Jeremy R. Dorsett
Executive Vice President and General Counsel

EXHIBIT LIST

Exhibit Number	Description

Exhibit 10.1	Employment Agreement, dated as of October 25, 2013, by and between Parkway Properties, Inc. and David O’Reilly

Exhibit 10.2	Employment Agreement, dated as of October 25, 2013, by and between Parkway Properties, Inc. and M. Jayson Lipsey

Exhibit 10.3	Employment Agreement, dated as of October 25, 2013, by and between Parkway Properties, Inc. and Henry F. Pratt III